EXHIBIT 5
                    EXCLUSIVE SALES DISTRIBUTION AGREEMENT

       THIS AGREEMENT ("Agreement") is made and entered into as of the Effective Date (as defined below) by and between CARRINGTON LABORATORIES, INC., a Texas corporation and CARRINGTON LABORATORIES BELGIUM N.V., a Belgium corporation, jointly (together hereinafter referred to as "Carrington"), and VINCULA INTERNATIONAL TRADE COMPANY, a Texas corporation ("VINCULA").

                            W I T N E S S E T H :

       WHEREAS, Carrington is engaged in the business of developing, manufacturing, selling and distributing certain pharmaceutical products and medical devices and is desirous of establishing a competent and exclusive distribution source for sales of such products in Oman and Saudi Arabia (defined in Article 1 hereof as the Territory); and

       WHEREAS, Vincula is desirous of distributing such products in the Territory, represents that it has experience in obtaining registration of pharmaceutical preparations or products and medical devices in the Territory, is well introduced on the market, is willing and able to provide a competent distribution organization in the Territory, and Vincula desires to be Carrington's sales distributor for such products in the Territory;

       NOW, THEREFORE, the Parties hereto, in consideration of the premises and mutual covenants and undertakings herein contained, agree as follows:

  Article 1.     Definitions

       1.1 As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1:

       (a) "Effective Date" shall mean the date of last signature of the Parties hereto.

       (b)  "Know-how"  shall  mean  secret  and substantial technical and scientific information regarding the Products, which may be necessary, useful or advisable to enable Vincula to obtain the Registration of, promote, market and sell the Products in the Territory, and as is or will be specified in the documentation which Carrington has delivered or will deliver to Vincula
            after   the  Effective  Date  and  during  the  term  of  this
            Agreement.

       (c) "Parties" shall mean Carrington and Vincula and "Party" shall mean either of them as the context indicates.

       (d) "Products" shall mean the wound and skin care products manufactured by or for Carrington set forth on Exhibit A hereto. Carrington will provide a ninety (90) day notice to Vincula on its intent to add or discontinue Products to Exhibit A.

       (e) " Registration" shall mean any official approval, or authorization, or licensing regarding the Products by the appropriate and competent authorities in the Territory, including, if applicable, the Products' selling prices and social security approvals, allowing the lawful marketing of the Products.

       (f)  "Territory"  shall  mean  the  following  countries:  Oman and
            Saudi  Arabia.    (Other  countries  in the Middle East may be
            added upon mutual agreement).

       (g) "Trademarks" shall mean all Trademarks, trade names, service marks, logos and derivatives thereof relating to the Products.

  Article 2.     Appointment

       2.1 Subject to the terms and conditions of this Agreement, Carrington hereby appoints Vincula as Carrington's exclusive sales distributor in the Territory for the sale of Products, and Vincula hereby accepts such appointment. As exclusive sales distributor in the Territory, Vincula shall, subject to the terms and conditions of this Agreement, have the right to obtain the Registration of, promote, distribute and sell Products in the Territory, but shall have no right to take any such action outside the Territory.

       2.2 In a manner reasonably satisfactory to Carrington, and at Vincula's sole expense, Vincula agrees to (a) make and maintain all declarations, filings, and Registrations with, and obtain all approvals and authorizations from, governmental and regulatory authorities required to be made or obtained in connection with the promotion, marketing, sale or distribution of the Products in the Territory, (b) devote its best efforts to the diligent promotion, marketing, sale and distribution of the Products in the Territory, (c) provide and maintain a competent and aggressive organization for the promotion, marketing, sale and distribution of the Products in the Territory, (d) assure competent and prompt handling of inquiries, orders, shipments, billings and collections, and returns of or with respect to the Products and careful attention to customers' requirements for all Products, and (e) promptly assign back to Carrington any product Registrations in the Territory upon termination of Agreement.

       2.3 During the term of this Agreement, Vincula shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Carrington. As such, Vincula has no authority of any nature whatsoever to bind Carrington or incur any liability for or on behalf of Carrington or to represent itself as anything other than a sales distributor and independent contractor. Vincula agrees to make clear in all dealings with customers or prospective customers that it is acting as a distributor of the Products and not as an agent of Carrington.

       2.4 Nothing in this Agreement shall be construed as giving Vincula any right to use or otherwise deal with the Know-how for purposes other than those expressly provided for in this Agreement.

       2.5 V i n cula shall promptly inform Carrington of any misappropriation of the Know-how which comes to its attention. After having discussed such situation with Vincula, Carrington shall have sole and absolute discretion to take such action as it deems appropriate and Vincula, at its own cost, shall assist Carrington in taking legal action, if deemed necessary, against such misappropriation.

       2.6 All costs and expenses connected with Vincula's activities or performance under this Agreement are to be borne solely by Vincula.

  Article 3.     Certain Performance Requirements

       3.1 Vincula agrees to promote, market, sell and distribute the Products only to customers and potential customers within the Territory for ultimate use within the Territory. Vincula will not, under any circumstances, either directly or indirectly through third parties, promote, market, sell, or distribute Products within or to, or for ultimate use within, the United States or any place outside the Territory.

       3.2 In order to assure Carrington that Vincula is in compliance with Article 3.1, Vincula agrees that:

       (a) Vincula will send to Carrington quarterly sales reports which set forth the number of units and sizes of each Product sold, the net sales, the number of units of free medical samples distributed, and to whom such Products were sold and/or distributed during such quarter;

       (b) Vincula will send to Carrington quarterly inventory reports of the Products; and

       (c) Carrington may mark for identification all Products sold by Carrington to Vincula hereunder.

       3.3 Vincula shall promptly provide Carrington with written reports of any importation or sale of any of the Products in the Territory of which Vincula has knowledge from any source other than Carrington, as well as with any other information which Carrington may reasonably request in order to be updated on the market conditions in the Territory.

       3.4 Vincula shall maintain a sufficient inventory of Products to assure an adequate supply of Products to serve all its market segments. Vincula shall maintain all its inventory of Products clearly segregated and meeting all storage and other standards required by applicable governmental authorities and Carrington. Carrington shall provide any such requirements in advance in writing. All such inventory and Vincula's facilities shall be subject to inspection by Carrington or its agents upon 72 hours written notice.

       3.5 Vincula shall be responsible for and shall collect all governmental and regulatory sales and other taxes, charges and fees that may be due and owing upon sales by Vincula of Products. Upon written request from Vincula, Carrington shall provide Vincula with such certificates or other documents as may be reasonably required to establish any applicable exemptions from the collection of such taxes, charges and fees.

       3.6 All Products shall be packaged and delivered by Carrington to Vincula. All Products shall be labeled, advertised, marketed, sold and distributed by Vincula in compliance with the rules and regulations, as amended from time to time, of (i) all applicable governmental authorities within the Territory in which the Products are marketed, and
  (ii) all other applicable laws, rules and regulations. Vincula shall pay all expenses associated with (i) any alterations to the packaging and labeling of the Products which deviate from Carrington's standard packaging materials, designs, methods and/or procedures, (ii) any language modifications to the packaging or labeling and/or (iii) any additions to inserts in the general packaging. The Parties shall agree on minimum production runs for such custom labels.

       3.7 V i ncula shall not make any alterations or permit any alterations to be made to the Products without Carrington's written consent.

       3.8 Vincula shall assume all responsibility for and comply with all applicable laws, regulations and requirements concerning the Registration, inventory, use, promotion, distribution and sale of the Products in the Territory and correspondingly for any damage, claim, liability, loss or expense which Carrington may suffer or incur by reason of said Registration, inventory, use, promotion, distribution and sale and shall hold Carrington harmless from any claim resulting therefrom being directed against Carrington or Vincula by any third party.

       3.9 Vincula agrees not to make, or permit any of its employees, agents or representatives to make, any claims of any properties or results relating to any Product, unless such claims have received written approval from Carrington or from the applicable governmental authorities.

       3.10 Vincula shall not use any label, advertisement or marketing material on or with respect to or relating to any Product unless such label, advertisement or marketing material has first been submitted to and approved by Carrington in writing.

       3.11 Vincula will actively and aggressively promote, develop demand for and maximize the sale of the Products to all customers and potential customers within the Territory. Vincula agrees not to manufacture, promote, market, sell or distribute to any customers or potential customers in the Territory without ninety (90) days written notice to and approval from Carrington, any competitive products.

       3.12 Relative to the distribution of Carrington products, Vincula represents that its books, records and accounts pertaining to all its operations hereunder are complete and accurate in all material respects and have been maintained in accordance with sound and generally accepted accounting principles. Carrington shall have the right to have such books, records, and accounts examined, at its expense, by a qualified accountant nominated by Carrington.

  Article 4 Registration of Products

       4.1 It being understood that Registration is a prerequisite to the lawful sale of the Products in the Territory, Carrington hereby agrees to supply Vincula, promptly after the execution of this Agreement, with any Know-how or relevant documentation necessary for preparing the Registration dossier to be submitted to the applicable governmental authorities of the Territory.

       4.2 It shall be the responsibility of Vincula, at its sole expense to apply for, obtain and maintain in force the Registration of the Products. Subject to having obtained the prior approval of Carrington, the application shall be submitted to all applicable governmental authorities, including the health authorities of the Territory and said application shall be in the name of Carrington, with Vincula being named as Products distributor in the Territory. Vincula expressly acknowledges and agrees that the absolute and exclusive ownership of the Registration and all rights originating out of or from the same shall at all times belong only and exclusively to Carrington.

       4.3 As soon as Vincula has received Know-how from Carrington, Vincula shall prepare, at its sole expense, the Registration dossier and submission and any translation which may be required by the applicable authorities of the Territory. Vincula shall promptly supply Carrington with a copy of the said Registration dossier and submission and Carrington shall be entitled to a free and unrestrained use of the same.

       4.4 Subject to having obtained Carrington's written approval of all such documentation and any subsequent amendments thereto, Vincula shall, as soon as possible and in any case within sixty (60) days of Carrington's approval, submit the Registration application to the appropriate authorities of the Territory.

       4.5  V i n c ula  shall  use  its  best  endeavors  to  obtain  the
  Registration within six (6) months from the relevant submission. Vincula shall notify Carrington in writing at least 3 (three) months before the expiration of said term of any need for an extension in time to obtain Registration. The notification shall specify the duration of, and the reason for, any proposed extension. Carrington shall consider any such request, evaluating the objective situation and Vincula's fulfilment of its obligations in this respect. It is, however, understood that Vincula's deadline to obtain Registration is one year from the date of filing.

       4.6 Vincula shall copy and keep Carrington fully and timely informed, throughout the term of this Agreement, of all communications sent to or received from all applicable governmental authorities, including the health authorities, of the Territory concerning the Products.

       4.7 Carrington makes no warranty that the supplied Know-how will necessarily result in the grant of the Registration and Vincula shall have no claim against Carrington arising out of any delay or refusal by the authorities to issue the Registration.

  Article 5.     Sale of Products by Carrington to Vincula

       5.1 Subject to the terms and conditions of this Agreement, including specifically Article 5.7 hereof, Carrington shall sell to Vincula the Products at a specified price for each Product (the "Contract Price"). For orders placed by Vincula during the first 12-month period of the term of this Agreement, the Contract Prices for the Products listed on Exhibit A are set forth on such Exhibit opposite each Product. At least ninety (90) days prior to the end of each 12-month period of the term of this Agreement, (a) Vincula shall provide in writing to Carrington both a sales forecast and a purchase forecast for the following 12-month period, and (b) the Parties shall commence good faith negotiations to determine and agree upon the Contract Prices for Products for the next 12-month period of the term. During any twelve
  (12) month period Carrington reserves the right to change its Contract Price for each Product.

       5.2 As consideration for its appointment as a sales distributor entitled to a Product discount, Vincula agrees to purchase from Carrington, during each 12-month period of the term of this Agreement, commencing with the 12-month period beginning August 1, 1998 through August 1, 1999, at the Contract Price, a specified minimum aggregate dollar amount (based on the Contract Price) of the Products (the "Specified Minimum Purchase Amount"). For the first 12-month period of the term of this Agreement, the Specified Minimum Purchase Amount shall be $50,000. The Specified Minimum Purchase Amounts for each subsequent 12-month period shall be determined by mutual agreement of the Parties no later than thirty (30) days prior to the beginning of such period based on Vincula's reasonable, good faith projections of future sales growth and such other factors as the Parties may deem relevant.

       5.3 Vincula shall order Products by submitting a purchase order to Carrington describing the type and quantity of the Products to be purchased. All orders are subject to acceptance by Carrington. All purchases shall be spaced in a reasonable manner. If Carrington accepts the order, Carrington will invoice Vincula upon shipment of the Products. Unless otherwise agreed, Vincula shall pay all invoices in full within ninety (90) days of the date of invoice. Vincula shall be solely responsible for all costs in connection with affecting payments. All sales and payments shall be made, and all orders shall be accepted, in the State of Texas.

       5.4 Carrington shall not be obligated to ship Products to Vincula at any time when payment of an amount owed by Vincula is overdue or when Vincula is otherwise in breach of this Agreement.

       5.5. All shipments shall be initiated by a Purchase Order. Product shipment dates will be specified in the Purchase Order. These dates may not be scheduled prior to ninety (90) days after the dated the Purchase Order is received and acknowledged in writing by Seller, unless by mutual consent of the parties Purchase Orders will be non-cancellable. Vincula will issue to Carrington on a monthly basis, a twelve (12) month rolling forecast so that Carrington may incorporate said forecasts into its planning system. The triggering document for production activities is, however, the purchase order, as stated above. Carrington will guarantee delivery dates for Product quantities that vary up to 20% above the last monthly rolling forecast issued prior to the purchase order placed by Vincula. Variation above 20% shall be discussed between the Parties and Carrington will use its best efforts to maintain delivery dates requested by Vincula.

       5.6 All shipments of Products to Vincula will be packaged in accordance with Carrington's standard packaging procedures and shipped per Carrington's existing distribution policy. All Contract Prices are F.O.B., (invoice price includes seller's expense for delivery to the named destination) Carrington's facility, Irving, Texas. Ownership of and title to Products and all risks of loss with respect thereto shall pass to Vincula upon delivery of such Products by Carrington to the carrier at the designated delivery (F.O.B.) point. Deliveries of Products shall be made by Carrington under normal trade conditions in the usual and customary manner being utilized by Carrington at the time and location of the particular delivery.

       5.7 Carrington shall use its reasonable best efforts to ensure availability of all Products ordered by Vincula under this Agreement. However, if necessary in the best judgment of Carrington, Carrington may allocate its available supply of Products among all its customers, distributors or other purchasers, including Vincula, on such basis as it shall deem reasonable, practicable and equitable, without liability for any failure of performance or lost sales which may result from such allocations.

       5.8 Carrington accepts liability for defective Products and agrees to replace such defective Products should they occur with new Products. Except as may be expressly stated by Carrington on the Product or on Carrington's packaging, or in Carrington's information accompanying the Product, at the time of shipment to Vincula hereunder, CARRINGTON MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE
  PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CARRINGTON NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. Vincula shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 5.8 or that is inconsistent with the policies or publications of Carrington relating to the Products.

       VINCULA'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY CARRINGTON OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT ARE COVERED BY THE WARRANTY, AT VINCULA'S OPTION. CARRINGTON SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO VINCULA OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

       VINCULA SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS CARRINGTON AND CARRINGTON'S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ALL CLAIMS, LIABILITIES, DEMANDS, DAMAGES, EXPENSES AND LOSSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING OUT OF OR CONNECTED WITH (i) ANY USE, SALE OR OTHER DISPOSITION OF PRODUCTS, KNOW-HOW OR TRADEMARKS BY VINCULA OR ANY OTHER PARTY, (ii) ANY BREACH BY Vincula OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS UNDER THIS AGREEMENT OR (iii) ANY ACTS OR OMISSIONS ON THE PART OF VINCULA OR ITS AGENTS, SERVANTS OR EMPLOYEES WHICH ARE OUTSIDE OR BEYOND VINCULA'S AUTHORIZATION GRANTED HEREIN.

       5.9 Credits for defective Products to Vincula shall include importation and shipment expenses and will be calculated by Carrington based on the original Contract Price of the items returned, whether identified by lot number or another method. Carrington shall provide Vincula with a copy of its liability Insurance Certificate and shall include Vincula thereunder.

  Article 6.     Term and Termination

       6.1 The term of this Agreement shall be for a period of five years from the effective date of this Agreement. After such term, this Agreement shall be automatically terminated unless the parties mutually agree in writing to extend the term hereof. Notwithstanding the foregoing, this Agreement may be terminated earlier in accordance with the provisions of this Article 6 or as expressly provided elsewhere in this Agreement.

       6.2 Carrington shall have the absolute right to terminate this Agreement if Vincula fails to perform or breaches, in any material respect, any of the terms or provisions of this Agreement. Without limiting the events which shall be deemed to constitute a breach or material breach of this Agreement by Vincula, Vincula understands and agrees that it shall be in material breach of this Agreement, and Carrington shall have the right to terminate this Agreement under this
  Article 6.2, if:

            (i) Vincula fails or refuses to pay to Carrington any sum when due;

            (ii) Vincula breaches any provision of Article 2.2, 3.4, 4, 5.3, 5.8, 7 or 8; or,

            (iii) Vincula fails to purchase the Specified Minimum Purchase Amounts of Product for any required period.

       6.3 Each Party shall have the absolute right to terminate this Agreement in the event the other Party shall become insolvent, or if there is instituted by or against the other Party procedures in bankruptcy, or under insolvency laws or for reorganization, receivership or dissolution, or if the other Party loses any franchise or license to operate its business as presently conducted in any part of the Territory.

       6.4 This Agreement shall automatically terminate effective at the end of any 12-month period of the term of this Agreement referred to in Articles 5.1 and 5.2 hereof if the Parties are unable to agree upon the Contract Prices or the Specified Minimum Amounts for the next 12-month period of the term.

       6.5 During the one-year period following termination of this Agreement, any inventory of Products held by Vincula at the termination of this Agreement may be sold by Vincula to customers in the Territory in the ordinary course; provided, however, that for the period required to liquidate such inventory, all of the provisions contained herein governing Vincula's performance obligations and Carrington's rights shall remain in effect. In order to accelerate the liquidation of any such inventory, Carrington shall have the option, but not the obligation, to purchase all or any part of such remaining inventory at the price at which the inventory was originally sold by Carrington to Vincula, including importation and shipping.

       6.6 The termination of this Agreement shall not impair the rights or obligations of either Party hereto which shall have accrued hereunder prior to such termination. The provisions of Articles 5.8, 6.5, 7, 8 and 15 and the rights and obligations of the Parties thereunder shall survive the termination of this Agreement for a period of one (1) year.


  Article 7.     Trademarks

       7.1 All Carrington Trademarks, trade names, service marks, logos and derivatives thereof relating to the Products (the "Trademarks"), and all patents, technology and other intellectual property (also known as "Know-how") relating to the Products and of the goodwill associated therewith, are the sole and exclusive property of Carrington and/or its affiliates. The Products shall be promoted, sold and distributed only under the Trademarks. Carrington hereby grants Vincula permission to use the Trademarks for the limited purpose of performing its obligations under this Agreement. Carrington may, in its sole discretion after consultation with Vincula, modify or discontinue the use of any Trademark and/or use one or more additional or substitute marks or names, and Vincula shall be obligated to do the same.

       7.2 Carrington's Trademarks shall appear on all Product packaging, labels, and inserts and other materials which Vincula uses for the marketing of the Products in such form and manner as Carrington shall reasonably require. Carrington retains the right to review and approve all intended uses of the Trademark in any packaging, inserts, labels, or promotional or other materials relating to the Products prior to Vincula's actual use thereof.

       7.3 It shall be the sole responsibility of Carrington, at its sole expense, to keep in force and maintain the Trademarks in the Territory by paying all necessary fees throughout the term of this Agreement. Vincula agrees to use the Trademarks in full compliance with the rules prescribed from time to time by Carrington. The Trademarks shall always be used together with the sign "[R]" or the sign "[TM]". Vincula may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying word, term, design or symbol. In addition, Vincula may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Carrington.

       7.4 In the event of any infringement of, or threatened or presumed infringement of, or challenge to Vincula's use of any Trademark or of any Vincula trademark, Vincula is obligated to notify Carrington immediately. Vincula shall investigate any alleged violation and, if necessary, shall take the appropriate legal action to resolve the issue and to prevent other competitors from infringing on said intellectual property rights within the Territory. Carrington shall have sole and absolute discretion to take such action as it deems appropriate.

       7.5 In the event of the termination of this Agreement for any reason, Vincula's right to use the Trademarks shall cease, and Vincula shall cease using such Trademarks at such time as Vincula's inventory of Products has been sold. Vincula shall, as soon as it is reasonably possible, remove all Trademarks which appear on or about the premises of the office(s) of Vincula and any of the advertising of Vincula used in connection with the Products.

       7.6 In the event of a breach or threatened breach by Vincula of the provisions of this Article 7, Carrington shall be entitled to an injunction or injunctions to prevent such breaches. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this
  Article 7, including the recovery of damages from Vincula.

       7.7 Should for some reason the Trademark be prevented from being used in any part or whole of the Territory, the Parties shall consult as to a suitable other trademark (which trademark shall be also defined as "Trademark" for purposes of this Agreement) owned by Carrington or to be transferred from Vincula to Carrington for use in connection with the marketing and sale of the Products; it being agreed, however, that Carrington retains the right to ultimately determine what such alternative Trademark shall be used, provided it is not confusingly similar to a Trademark owned by Vincula in the Territory.

       7.8 Nothing contained in this Agreement shall be construed as giving Vincula the right to use the Trademark outside the Territory or for any other product than the Products.

  Article 8.     Confidential Information

       8.1 Vincula recognizes and acknowledges that Vincula will have access to confidential information and trade secrets, including "Know-how", of Carrington and other entities doing business with Carrington relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of Carrington and/or other entities doing business with Carrington. Other than as is necessary to perform the terms of this Agreement, Vincula shall not, during and after the term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of Carrington. In the event of a breach or threatened breach by Vincula of the provisions of this Article 8, Carrington shall be entitled to an injunction restraining Vincula from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Carrington from pursuing other remedies available to it for such breach or threatened breach of this
  Article 8, including the recovery of damages from Vincula. The above does not apply to information or material that was known to the public or generally available to the public prior to the date it was received by Vincula.

       8.2 Vincula shall not disclose any of the terms of this Agreement without the prior written consent of Carrington.

  Article 9.     Force Majeure

       9.1 Neither Vincula nor Carrington shall have any liability hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), nor shall Vincula's or Carrington's obligations, except as may be necessary, be suspended during the period of such Force Majeure, nor shall either Party's obligations be cancelled with respect to such Products as would have been sold hereunder but for such suspension. Such affected Party shall give to the other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon both Party's obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then the other Party shall have the right to cancel this Agreement and the Parties shall seek an equitable agreement on the Parties' reward of interests.

       9.2 The Parties agree that any obligation to pay money is never excused by Force Majeure.

  Article 10.    Amendment

       10.1 No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

  Article 11.    Entire Agreement

       11.1 This Agreement represents the entire Agreement between the Parties and shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or any contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

       11.2 Should any provision of this Agreement be rendered invalid or unenforceable, it shall not affect the validity or enforceability of the remainder.

  Article 12.    Assignment

       12.1 Neither this Agreement nor any of the rights or obligations of Vincula hereunder shall be transferred or assigned by Vincula without the prior written consent of Carrington, executed by a duly authorized officer of Carrington.

  Article 13.    Governing Law

       13.1 It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by the laws and jurisdiction of Texas.

  Article 14.    Notices

       14.1 Any notice required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, registered air-mail, commercial courier services, postage prepaid, return receipt requested, or by fax addressed to:

       (a) Carrington at: Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038; Attention: President, or at such other address as Carrington shall have theretofore furnished in writing to Vincula. (Fax No. 972-714-5009)

       (b) Vincula at: Vincula International Trade, Inc., 10012 Moss Rose, Aubrey, TX 76227, Attention: Subhi Khireiwish or at such other address as Vincula shall have theretofore furnished in writing to Carrington. (Fax No. 940-382-2321)

  Article 15.    Waiver

       15.1 Neither Vincula's nor Carrington's failure to enforce at any time any of the provisions of this Agreement or any right with respect thereto, shall be considered a waiver of such provisions or rights or in any way affect the validity of same. Neither Vincula's nor Carrington's exercise of any of its rights shall preclude or prejudice either Party thereafter from exercising the same or any other right it may have, irrespective of any previous action by either Party.

  Article 16.    Arbitration

       16.1 Except as expressly provided otherwise herein, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held at the location of the non-instituting Party in the English language and shall be governed by the rules of the International Chamber of Commerce (the "ICC") as amended from time to time. Any procedural rule not determined under the rules of the ICC shall be determined by the laws of Switzerland, other than those laws that would refer the matter to another jurisdiction.

            A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within forth-five (45) days of the submission of a notice of arbitration, the appointing authority for the implementation of such procedure shall be the ICC, who shall appoint an independent arbitrator who does not have any financial or conflicting interest in the dispute, controversy or claim. If the ICC is unable to appoint, or fails to appoint, an arbitrator within ninety (90) days of being requested to do so, then the arbitration shall be heard by three (3) arbitrators, one selected by each Party within the thirty (30) days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

            The arbitrators shall announce the award and the reasons therefor in writing within six months after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each Party involved in the arbitration shall bear the expense of its own counsel, experts and presentation of proof, and the expense of the arbitrator and the ICC (if any) shall be divided equally among the Parties to the arbitration.

  Article 17     Interpretation

       17.1 The  language  of  this  Agreement is English.  No translation
  into   any   other   language   shall  be  taken  into  account  in  the
  interpretation of the Agreement itself.

       17.2 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

       17.3 Where appropriate, the terms defined in Article 1 and denoting a singular number only shall include the plural and vice versa.

       17.4 References to any law, regulation, statute or statutory provision includes a reference to the law, regulation, statute or statutory provision as from time to time amended, extended or re-enacted.

  Article 18.    Exhibits

       18.1 Any and all exhibits referred to herein shall be considered an integral part of this Agreement.

  Article 19.    No Inconsistent Actions

       19.1 Each Party hereto agrees that it will not voluntarily undertake any action or course of action inconsistent with the provisions or intent of this Agreement and, subject to the provisions of Articles 5.7 and 9 hereof, will promptly perform all acts and take all measures as may be appropriate to comply with the terms, conditions and provisions of this Agreement.

  Article 20.    Currency of Account

       20.1 This Agreement evidences a transaction for the sale of goods in which the specification of U.S. dollars is of the essence, and U.S. dollars shall be the currency of account in all events. All payments to be made by Vincula to Carrington hereunder shall be made either (i) in immediately available funds by confirmed wire transfer to a bank account to be designated by Carrington or (ii) in the form of a bank cashier's check payable to the order of Carrington.

  Article 21.    Binding Effect

       21.1 This Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year as written below.

                             CARRINGTON LABORATORIES, INC.



                             By:

                             Name:   Dr. Carlton E. Turner, Ph.D., D.Sc.
                             Title:  President & CEO
                             Date:   March 27, 1998


                             CARRINGTON LABORATORIES BELGIUM N.V.



                             By:

                             Name:   Dr. Carlton E. Turner, Ph.D., D.Sc.
                             Title:  President & CEO
                             Date:   March 27, 1998


                             VINCULA INTERNATIONAL TRADE, INC.



                             By:

                             Name:   Subhi Khireiwish
                             Title:  President
                             Date:   March 22, 1998

                                  EXHIBIT A
                      VINCULA INTERNATIONAL TRADE, INC.

      PRODUCT
        NO.                    PRODUCT NAME                    PRICE

                                WOUND CARE
       101005   CARRINGTON[R]  CARRASYN[R]  HYDROGEL WOUND     $2.18
                DRESSING, 1/2 oz. tube
       101010   CARRINGTON[R] CARRASYN[R]  HYDROGEL WOUND      $2.87
                DRESSING, 1 oz. tube
       101030   CARRINGTON[R] CARRASYN[R]  HYDROGEL WOUND      $3.73
                DRESSING, 3 oz. tube
       101080   CARRINGTON[R] CARRASYN[R]  HYDROGEL WOUND      $9.41
                DRESSING, (spray gel),8 oz. bottle
       101025   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $2.61
                HYDROGEL WOUND DRESSING, 1/2 oz. tube
       101002   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $1.78
                HYDROGEL WOUND DRESSING, 1 oz. sachet (up
                to 150,000)
       101002   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $1.61
                HYDROGEL WOUND DRESSING, 1 oz. sachet
                (150,001 to 200,000)
       101002   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $1.51
                HYDROGEL WOUND DRESSING, 1 oz. sachet
                (200,001 to 250,000)
       101002   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $1.45
                HYDROGEL WOUND DRESSING, 1 oz. sachet
                (250,001 to 300,000)
       101002   CARRINGTON[R] CARRASYN[R]  V (VISCOUS)         $1.36
                HYDROGEL WOUND DRESSING, 1 oz. sachet
                (over 300,000)
       101023   CARRINGTON[R]CARRASYN[R]  V (VISCOUS)          $4.25
                HYDROGEL WOUND DRESSING, 3 oz. tube
       101012   CARRINGTON[R] CARRAGAUZE[R] STRIPS, 1/2" x 5   $6.50
                yds, bottle
       101009   CARRINGTON[R] CARRAGAUZE[R] STRIPS, 1" x 5     $7.51
                yds, bottle
       101017   CARRINGTON[R] CARRAGAUZE[R], 2"x 2" pads       $1.00
                (up to 150,000)
       101017   CARRINGTON[R] CARRAGAUZE[R], 2"x 2" pads       $0.75
                (over 150,000)
       101015   CARRINGTON[R] CARRAGAUZE[R], 4"x 4" pads       $2.15
                                         TM
       102060   CARRINGTON[R] CARRAKLENZ   WOUND & SKIN        $2.99
                CLEANSER, 6 oz. pump
                                         TM
       102062   CARRINGTON[R] CARRAKLENZ   WOUND & SKIN        $3.97
                CLEANSER, 8 oz. spray

                                EXHIBIT A
                      VINCULA INTERNATIONAL TRADE, INC.


           PRODUCT
        NO.                    PRODUCT NAME                    PRICE

                                         TM
       102160   CARRINGTON[R] CARRAKLENZ   WOUND & SKIN         $6.06
                CLEANSER, 16 oz. spray
                                         TM
       108080   CARRINGTON[R] ULTRAKLENZ   WOUND CLEANSER,      $4.07
                8 oz. bottle
                                         TM
       108120   CARRINGTON[R] ULTRAKLENZ   WOUND CLEANSER,      $5.15
                12 oz. bottle
                                         TM
       108008   CARRINGTON[R] MICROKLENZ   ANTIMICROBIAL       $4.28
                WOUND CLEANSER, 8 oz. bottle
       101032   CARRINGTON[R] CARRASORB[TM] H CALCIUM          $1.25
                ALGINATE WOUND DRESSING, 2" x 2" pad
       101033   CARRINGTON[R] CARRASORB[TM] H CALCIUM          $2.73
                ALGINATE WOUND DRESSING, 4" x 4" pad
       101034   CARRINGTON[R] CARRASORB[TM] H CALCIUM          $2.63
                ALGINATE WOUND DRESSING, 12" rope
       101035   CARRINGTON[R]CARRASORB[TM] M FREEZE-DRIED      $3.27
                GEL WOUND DRESSING, 4" diameter pad
       101036   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $1.40
                FILM DRESSING, 4" x 5" 1/2 sheet
       101037   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $2.23
                FILM DRESSING, 5" x 7" sheet
       101038   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $2.28
                FILM DRESSING, 6" x 6" sheet
       101039   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $0.63
                FILM DRESSING, 2 3/4" x 2 3/8" sheet
       101040   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $3.73
                FILM DRESSING, 8" x 10" sheet
       101041   CARRINGTON[R] CARRAFILM[TM] TRANSPARENT        $2.60
                FILM DRESSING, 4" x 10" sheet

                        INCONTINENCE CARE PRODUCTS

       101043   CARRINGTON[R] CARRAFOAM[TM] NON-AEROSOL        $4.03
                SKIN & PERINEAL CLEANSER, 7.8 oz. bottle
       101044   CARRINGTON[R] CARRAFOAM[TM] NON-AEROSOL        $3.22
                SKIN & PERINEAL CLEANSER, 3.5 oz. bottle
       104004   CARRINGTON[R] MOISTURE BARRIER CREAM, 0.4      $0.40
                oz. packet
       104040   CARRINGTON[R] MOISTURE BARRIER CREAM, 3.5      $2.38
                oz. tube
       105020   CARRINGTON[R] ANTIFUNGAL CREAM WITH 2 %        $3.49
                MICONAZOLE NITRATE, 2 oz. tube
       105050   CARRINGTON[R] ANTIFUNGAL CREAM WITH 2 %        $6.33
                MICONAZOLE NITRATE, 5 oz. tube

                                 EXHIBIT A
                      VINCULA INTERNATIONAL TRADE, INC.


      PRODUCT
        NO.                    PRODUCT NAME                    PRICE

       110001   CARRINGTON[R] INCONTINENCE SKIN CARE KIT,      $7.75
                6/3.5 oz.
                                        TM
       110004   CARRINGTON[R] CARRAFOAM   SKIN CARE KIT,        $5.82
                4/3.5 oz.
                                        TM
       110005   CARRINGTON[R] CARRAFOAM   SKIN CARE KIT,        $6.61
                8/3.5 oz.

                          ENVIRONMENTAL PRODUCTS

                                         TM
       101003   CARRINGTON[TM] CARRAFREE  , 1 oz. bottle        $1.60
                                          TM
       107010   CARRINGTON[TM] CARRASCENT   Odor                $1.67
                Eliminator, 1 oz. bottle
                                          TM
       107080   CARRINGTON[TM] CARRASCENT   Odor                $4.54
                Eliminator, 8 oz. bottle

                                CB PRODUCTS

       101021   GEL PAD, 4" x 4"                               $1.51
       101022   GEL PAD, 5" x 5"                               $1.45

                            SKIN CARE PRODUCTS

       103040   CARRINGTON[R] CARRADERM[TM] MOISTURIZING       $4.39
                CREAM, 4 oz. tube (formerly FOOT&BODY
                MOISTURIZING CREAM)
       106040   CARRINGTON[R] SKINBALM, 4 oz. tube             $4.63
       111108   CARRINGTON[R] SHAMPOO & BODY WASH, 8 oz.       $2.90
                bottle
                               DIABETIC CARE

       101027   DIAB[TM] CREAM, 3 oz. tube                     $3.33
       101028   DIAB[TM] Cream, .14 oz. sachet                 $0.45
       101011   DIAB[TM] DAILY CARE GEL, 1/2 oz.               $4.00
       101048   DIAB[TM] GEL, 3 oz. tube                       $4.70
       101047   DIAB[TM] KLENZ, 8 oz. bottle                   $4.30
       101014   DIAB[TM] NUTRI, 60 tablets                     $7.88

                              RADIATION CARE

       106043   RADIACARE[TM] GEL 1/2 oz. tube                 $2.50
       106042   RADICARE[TM] GEL, 3 oz. tube                   $4.56
       101081   RADICARE[TM] KLENZ, 8 oz. bottle               $4.48
       103042   RADIACARE[TM] CREAM, .14 oz. sachet            $0.45
       103041   RADIACARE[TM] POST HEALING CREAM, 2 oz.        $3.05

                     VINCULA INTERNATIONAL TRADE, INC.


      PRODUCT
        NO.                    PRODUCT NAME                    PRICE

       101059   RADIACARE[TM] LIP BALM, .15 oz.                $1.25
       101006   RADIACARE[TM] ORAL WOUND RINSE                 $7.63
       101052   RADICARE[TM] GEL SHEET, 4" x 4" sheet          $4.28

                              ORAL TECHNOLOGY

       500144   CARRINGTON[R] PATCH, 6 pack (6              $0.75/sleeve
                patches/sleeve)